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INLAND RESOURCES INC. AND FLYING J INC. DISCONTINUE ASSET PURCHASE NEGOTIATIONS
05:37 p.m. May 24, 1999 Eastern

DENVER -- (BUSINESS WIRE) -- May 24, 1999 -- Inland Resources Inc. (NASDAQ Small
Cap: INLN) announced today that asset purchase negotiations with Flying J Inc. have been discontinued after the two companies could not agree on the valuation of various assets.

Inland had entered into a letter of intent with Flying J in January 1999 to purchase Flying J's North Salt Lake City refinery, 11 gasoline stations and their Uintah Basin oil and gas assets. Inland hopes to work with Flying J in the future on a joint-venture basis.

Inland is actively involved with its senior lending group to restructure its balance sheet. Inland has a $9.5 million principal payment on its senior credit facility due June 29, 1999. Based on current circumstances, the Company will not be able to make this principal payment as scheduled. Inland believes its lenders and other parties-in-interest will assist in solving the Company's working capital and liquidity issues through a capital restructuring whereby certain short-term debt will be reclassified to long-term debt and equity.